UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

CYGNUS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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For More Information, Contact:
Cygnus, Inc.
Cygnus Corporate Communications
(650) 369-4300
www.cygn.com

For Immediate Release

Cygnus, Inc. Special Meeting of Stockholders:
All Stockholders Urged to Vote Their Shares Immediately

Redwood City, CA, March 22, 2005 — The Cygnus, Inc. (OTC Bulletin Board: CYGN) Special Meeting of Stockholders will be held on Wednesday, March 23, 2005 at 10:00am Pacific Standard Time at the Sofitel Hotel, Redwood City, California. A majority (20,504,626 shares; one more than 50%) of the Company’s shares of common stock issued and outstanding and entitled to vote as of the Record Date for the meeting must be present at the Special meeting in person or by proxy in order to constitute a quorum for the transaction of business. The number of shares present by proxy to date is more than 45% and overwhelmingly in favor of the proposals, but less than the majority required for a quorum.

The Company urges all stockholders, no matter how large or small their holdings of Cygnus stock, to vote their shares immediately. For convenience, stockholders can contact Georgeson Shareholder, the Company’s proxy solicitation firm, via the toll-free telephone number 1-877-868-4956..

Three proposals are submitted for stockholder approval:

1.	To consider and act upon a proposal to approve and adopt the Asset Purchase Agreement and the sale of certain of the Company’s assets to Animas Corporation and Animas Technologies LLC for a cash purchase price of $10 million;

2.	To consider and act upon a proposal to approve the Plan of Complete Liquidation and Dissolution, including the dissolution of the Company contemplated thereby;

3.	To vote to adjourn the Meeting even if a quorum is present, if necessary to solicit additional votes in favor of approval of the Asset Purchase Agreement and/or the Plan of Complete Liquidation and Dissolution.

The Board of Directors unanimously recommends that stockholders vote FOR all proposals. The first two proposals require an affirmative vote of the holders of a majority of the shares of common stock issued and outstanding and entitled to vote.

If the Asset Purchase Agreement is not consummated, whether due to a lack of stockholder approval or other reasons, it is likely that the Company will file for, or will be forced to resort to, bankruptcy protection and it is unlikely that there would be funds available for a distribution to stockholders.

Assuming stockholder approval for the Asset Sale and Plan of Complete Liquidation and Dissolution and consummation of the Asset Sale, the Company would continue to pursue its arbitration with Ortho-McNeil Pharmaceutical, a Johnson & Johnson company, for which it is seeking $34.6 million. The Company would distribute to shareholders the money recovered, if any, from the arbitration. In the Proxy Statement, the Company analyzed three stockholder estimated distribution scenarios. The “low recovery range” analysis assumed no recovery in the arbitration, and the Company estimated that stockholders would receive approximately $0.03 per share. The “mid recovery range” analysis assumed a recovery of

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50% of the recovery sought in the arbitration, and the Company estimated that stockholders would receive approximately $0.43 per share. The “high recovery range” analysis assumed a recovery of 100% of the recovery sought in the arbitration, and the Company estimated that stockholders would receive approximately $0.82 per share. The arbitration process is at an early stage and litigation is inherently uncertain, so none of the above scenarios should be relied upon. Please see the Company’s Proxy Statement for a full description of the assumptions behind these estimates, including a discussion of the risks that such recovery and distribution amounts may not be achievable.

About Cygnus
Cygnus (www.cygn.com) has developed, manufactured and commercialized new and improved glucose-monitoring devices. The three generations of Cygnus’ GlucoWatch® Biographers are the only products approved by the FDA that provide frequent, automatic and non-invasive measurement of glucose levels. The Biographer is not intended to replace the common “finger-stick” or alternative site testing methods, but is indicated as an adjunctive device to supplement blood glucose testing to provide more complete, ongoing information about glucose levels.

Some of the statements in this news release are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about Cygnus’ plans, objectives, expectations, intentions and assumptions and other statements contained in this news release that are not statements of historical fact. Forward-looking statements include, but are not limited to, statements concerning the closing of the asset sale to Animas and the timing thereof and the outcome of the arbitration matter with Ortho-McNeil, including ranges of damages recovery, the ability to satisfy our obligations without resorting to protection under the bankruptcy laws, and the timing and estimated amounts of any distribution of liquidation proceeds to stockholders. In some cases, you can identify these statements by words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continues,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions. Cygnus cannot guarantee future results, levels of activity, performance or achievements. The Company’s actual results and the timing of certain events may differ significantly from the results and timing discussed in this news release and are subject to various risks. These risks include the risk that we may not obtain stockholder approval of the Asset Sale and the Plan of Dissolution or satisfy the other closing conditions to the Asset Sale, that we may incur additional liabilities that we do not now anticipate, that our expenses may be higher than estimated and that the settlement of our liabilities could be higher than expected, all of which conditions would substantially reduce the distribution to our stockholders. In addition, the estimated liquidation value per share information is based substantially on various values assigned to the arbitration matter, in which we are seeking $34.6 million in damages. It is impossible to predict whether we will prevail in the arbitration matter, or to determine the amount of money, if any, that we will recover. It is possible that we will receive no recovery at all. All forward-looking statements included in this news release are based on information available to Cygnus on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

NOTE: “GlucoWatch” is a registered trademark of Cygnus, Inc

END.

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